UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Titan Pharmaceuticals, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ADDITIONAL DEFINITIVE PROXY MATERIALS

On December 29, 2021, Titan Pharmaceuticals, Inc. (the “Company”) reported that its board of directors (the “Board”) has approved an amendment to the Company’s Bylaws to reduce the quorum needed for stockholder meetings from a majority to thirty-four percent (34%) of the shares issued and outstanding and entitled to vote at a meeting of stockholders. The Board based its decision on the increasing prevalence of brokerage firms opting to forego discretionary or proportionate voting of the shares held by them in street name, which is making it increasingly difficult for companies with a large retail stockholder base to obtain a quorum of the majority.

The new quorum requirement is applicable to the annual meeting of stockholders (the “Annual Meeting”) to be held on December 30, 2021 at 9:30 Pacific time. The record date for the Annual Meeting remains November 1, 2021. The Annual Meeting was previously adjourned from its originally scheduled date due to the Company’s inability to achieve a quorum.

This document amends and supplements the Proxy Statement for the Annual Meeting, dated and originally sent to stockholders on or about November 5, 2021, to reflect the new quorum requirement applicable to the Annual Meeting under the caption entitled General Information About Voting.

Quorum

Consistent with Delaware law and our bylaws, the presence, in person or by proxy, of at least thirty-four percent (34%) of the shares entitled to vote at the annual meeting will constitute a quorum for purposes of voting on a particular matter at the annual meeting. Once a share is represented for any purpose at the annual meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof unless a new record date is set for the adjournment. If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

The Company can report that a quorum has been achieved for the Annual Meeting.